GOODWIN PROCTER	Goodwin Procter LLP Counselors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 Goodwinprocter.com
March 5, 2008

Professionally Managed Portfolios
615 East Michigan
Milwaukee, WI 53202

RE:            Professionally Managed Portfolios
Registration Statement on Form N-14
File No. 333-148952

Ladies and Gentlemen:

As Massachusetts counsel to Professionally Managed Portfolios, a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust” (the “Trust”), we have been asked to render our opinion with respect to the issuance of shares of beneficial interest of the Trust, no par value per share (the “Shares”), representing interests in each of the Winslow Green Growth Fund and Winslow Green Solutions Fund, each a separate series of the Trust (collectively, the “PMP Funds”), to be issued in connection with the Agreement and Plan of Reorganization by and between the Trust, on behalf of the PMP Funds, and Forum Funds, a Delaware statutory trust, on behalf of Winslow Green Growth Fund and Winslow Green Solutions Fund, each a separate series of Forum Funds (collectively, the “Forum Funds”), as more fully described in the prospectus and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Trust.  We also have assumed that the Shares will be issued in accordance with the terms and conditions set forth in the Agreement and in any event for not less than the net asset value per share thereof, and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  This consent shall not constitute an acknowledgement that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter  LLP

GOODWIN PROCTER  LLP

 LIBC/3230356.1